UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On June 30, 2025, Findell issued the following press release:

Findell Capital Reiterates Desire for Compromise at Oportun Financial and Issues Statement on Behalf of Scott Parker

NEW YORK, June 30, 2025 /PRNewswire/ -- Findell Capital Partners, LP, (together with its affiliates, “Findell,” “we” or “us”) one of the largest stockholders of Oportun Financial Corporation (NASDAQ: OPRT) (“Oportun” or the “Company”), today issued the following statement:

“We remain committed to reaching a good faith settlement with the Company in order to resolve this situation in a manner that can benefit all stockholders. We firmly believe that compromise can result in improved corporate governance and enhanced value creation under the leadership of directors that possess lending expertise.

We believe those goals can be accomplished by the addition of the experienced and highly qualified Warren Wilcox to the Company’s Board of Directors. We also believe stockholders would be well served by the continued service of Scott Parker, who brought necessary expertise as a former public company CFO and consumer lending executive to his role as a director.

We urge the Board to put an end to the millions of dollars in stockholder capital that is being wasted to fight one of the Company’s largest owners. We are ready and willing to engage with the Company on an outcome that will benefit all stockholders.”

Scott Parker, former independent director on the Company’s Board, added:

“I was willing to serve as a board member and continue to believe my prior experience and industry knowledge can help further enhance shareholder value at Oportun through strong board oversight.”

Contact:

Findell Capital Management, LLC

88 Pine Street, 22nd Fl.

New York, NY 10005

info@findell.us

OR

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

Item 2: Also on June 30, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.